EXHIBIT 99.1

PRESS RELEASE

For more information, contact:

E. Larry Ryder, Executive Vice President &

Chief Financial Officer-276-632-2133; or,

Kim Shaver-Director, Marketing Communications

276-632-2133 or 336-880-1230 (cell)

For immediate release: May 28, 2003

Hooker Furniture to Close Kernersville, N.C. Plant

Martinsville, VA: Major furniture manufacturer and importer Hooker Furniture (Nasdaq-SCM: HOFT) announced today that it will close its Kernersville, N.C. plant by late summer.

The 115,000-square-foot plant, the oldest and smallest of the Company’s five wood furniture production facilities, employs approximately 270 people, representing approximately 12% of the Company’s total workforce, and manufactures home theater furniture, wall units and entertainment armoires.

Over the last three years, a sustained economic downturn and a flood of lower-priced imported case goods, primarily from Asia, have forced many U.S. case goods manufacturers to curtail operations. “We have exhausted every reasonable avenue to fight this industry-wide trend that affects us like everyone else,” said Paul B. Toms Jr., chairman and chief executive officer. “Regretfully, at this point we have decided it is necessary to close a plant.”

Despite increased sales and marketing efforts and improvements in product quality and delivery times, “we have seen a steady decline in orders for domestically-produced products and do not foresee a time in the future when we will have enough incoming orders to run five case goods plants,” said Douglas Williams, president and chief operating officer. “We must balance our domestic production capacity with the demand in the marketplace.”

“We have been working short, 35-hour weeks since late 2000 in an effort to avoid closing a plant,” Williams said. “We’ve always been a Company that cares about our employees. We hesitate to make a move like this that affects people who have done a good job for us over the years.”

The selection of the Kernersville plant for closing “has nothing to do with its production performance,” Williams said, adding that “the quality and profitability of the plant has been very good and the people there have done a great job.” The multi-level plant was chosen because it is the oldest building and the smallest and least flexible of all Hooker’s plants. To remain competitive, the Company’s domestic facilities need to have the flexibility to run smaller manufacturing cuttings in order to deliver more customized products faster, Williams said.

Hooker will offer a severance package to the Kernersville employees that is expected to total approximately $1.0 to $1.2 million, according to Jack Palmer, vice president of human resources. “The Company will offer job placement counseling and will apply for extended unemployment benefits under the NAFTA Trade Act,” Palmer said.

Closing the Kernersville facility is expected to reduce production costs by approximately $750,000 to $1.1 million annually, beginning in the fourth quarter of 2003. In connection with closing this plant, the Company anticipates recognizing an estimated $1.0 to $2.2 million, or $0.11 to $0.24 per share, in restructuring costs and related asset impairment charges. The Company expects to recognize substantially all of these costs in the fiscal second quarter ending May 31, 2003. The Company expects that the costs for relocating equipment and realigning production will not be material. These costs will be accounted for as operational expenses and recognized as incurred. Hooker has been able to maintain top and bottom line growth despite the decline in domestic orders because of its dual sourcing strategy between imported and domestic products. “We have a strong line of imported products that generally do not compete with products we make domestically,” Toms said. “The vibrant growth and profitability of the import side of our business has more than offset the decline in domestic orders. However, we have to look at each aspect of our business separately, and bring our domestic capacity in line with demand. It’s not so much a plant profitability issue as it is an overall excess capacity issue,” Toms said.

Hooker plans to continue producing the entertainment wall systems and armoires manufactured in the Kernersville plant by shifting production to its remaining casegoods facilities in Martinsville and Roanoke, VA and in Pleasant Garden and Maiden, N.C. “While there’s no category that hasn’t been impacted by low-priced imports, home entertainment furniture probably has the brightest future of any domestic case goods,” Toms said. “This category has received a lot of focus at retail, and changes in television electronics will prompt consumers to update their entertainment cabinetry over the next several years.” The Company expects little impact on delivery schedules to dealers as result of the plant closing, and anticipates that shipments of all domestic products will continue to be on a timely basis

“And the plant closing does not diminish Hooker’s commitment to remain a vital supplier of domestically produced furniture,” Toms said. “Our position has not changed; we are as committed as ever to maintain our domestic business and will not ease up our efforts one bit. We’re in an uphill fight, but we are determined, and we have a lot of talented people devoting their time and energy to maintaining our domestic business.”

Ranked among the nation’s top 15 public furniture manufacturers in sales, Hooker Furniture is a 79-year old producer and importer of wall and entertainment systems, home office, occasional, dining, bedroom and upholstered leather furniture with approximately 2220 employees. The Company has 10 manufacturing facilities, a distribution center and a warehouse located in Virginia and North Carolina. Plant locations include Cherryville, Hickory, Pleasant Garden, Kernersville, Maiden, and Woodleaf, N.C. and Martinsville and Roanoke, VA. The Company’s stock is listed on the Nasdaq SmallCap Market under the symbol HOFT, and closed on May 27, 2003 at $26.02 per share. Please visit us on the World Wide Web at www.hookerfurniture.com and www.bradington-young.com.

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “would,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited the cyclical nature of the furniture industry, domestic and international competition in the furniture industry, general economic or business conditions, both domestically and internationally, fluctuations in the price of key raw materials including lumber and leather, supply disruptions or delays affecting imported products, adverse political acts or developments in the international markets from which the Company imports products, fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products, and capital costs.